Exhibit 99.1 to 8-K

Dated September 17, 2013

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6085

Seacoast Elects Director

STUART, FL., September 17, 2013 – Seacoast Banking Corporation of Florida (“Seacoast”) (NASDAQ-NMS: SBCF), a bank holding company whose operating subsidiary is Seacoast National Bank, announced today that its Board of Directors elected Dennis J. Arczynski as a director. Mr. Arczynski will serve as a class II director with a three-year term expiring in May 2016.

Mr. Arczynski was also appointed chairman of the Risk Committee for Seacoast. He has been a director of Seacoast National Bank since May 2007, and has been serving as chairman of the bank’s Enterprise Risk Management Committee.

“We are very pleased to welcome Dennis as an independent member of the board of directors. The bank has benefited from his extensive banking and risk management experience in the creation of our enterprise-wide risk management program that has been cited as a ‘best practice’,” stated Dennis S. Hudson, III, Seacoast’s Chairman and CEO.

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Mr. Arczynski has been a risk management, corporate governance, regulatory affairs and banking consultant since 2007. He previously served for 33 years in leadership positions with the Office of the Comptroller of the Currency (OCC) in OCC’s Washington DC headquarters and several district offices.

With over $2 billion in assets, 34 traditional branches and offering business banking loan and deposit products and services in 5 Accelerate offices fueled by the power of Seacoast National Bank, Seacoast is one of the largest community banks headquartered in Florida. Offices stretch from Broward County north through the Treasure Coast and into Orlando, and west to Okeechobee and surrounding counties.

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